CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 and related Prospectus of Hotel Outsource Management International, Inc. for the registration of 15,000,000 shares of its common stock and distribution of 41,122,078 common stock subscription rights and to the incorporation by reference therein of our report dated March 28, 2008 with respect to the consolidated financial statements of Hotel Outsource Management International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities Exchange Commission.

/s/ Barzily & Co.

Barzily & Co.
November 24, 2008